Exhibit No. 99.1
President’s Presentation

As I begin my comments this morning, I want to first thank all of our shareholders who supported the recent Rights Offering and helped to make it a complete success.

Our decision to issue new shares in an offering limited to existing shareholders was met with an overwhelming level of participation and, as reported, resulted in the Offering being substantially over-subscribed with gross proceeds of $10.2 million being generated.

I believe that this level of support exhibited a considerable amount of confidence in the stewardship of our Company, for which we are very grateful.

Of course, I would be remiss if I did not happen to mention that the Offering price of $53 per share has increased significantly in the last month and a half closing yesterday at $102.49. As a result, the Company’s market cap has increased by 85% from $82 million as of September 30th to $152 million as of this morning.

Congratulations on your foresight!

The catalyst behind this substantial increase in the value of your shares in Gyrodyne occurred just 16 short days ago!

In my annual report message to shareholders, I reported that our attorney would be appearing in the Appellate Division of the Supreme Court of State of New York on October 24th to present oral argument against the State’s appeal for relief from the 2010 decision in the Court of Claims awarding us just compensation for the condemnation of our property by Stony Brook University in 2005.

I want to personally thank our many shareholders who attended those proceedings with our Board of Directors and management team. Your presence was quite impressive and clearly noticed by the four judge panel hearing the appeal.

As you all now know, on November 23rd, the Appellate Division of the Supreme Court announced that it unanimously affirmed the earlier decision and awards by the Court of Claims and thus denied the State’s request for a new trial. The State can now make one or more motions for leave to appeal to the Court of Appeals and has until December 30th to do so.

During this process we are stayed from enforcing our judgment against the State of New York.

At the moment, we have no way of knowing what the State intends to do in this regard…so, once again we are in the position of “ wait and see ”. We cannot predict the amount or timing of any final award or if we will be successful in our claims for just compensation from the State of New York.

What I can tell you is that as of November 30, 2011, if Gyrodyne is ultimately successful in this case, based on the Court’s decision… the amount owed to the Company totals just over $157 million; $98.7 million in principal and $59 million in interest which continues to accrue at the rate of 9% through the date of final payment and currently amounts to over $34,000 a day.

The interest portion of any final award is treated as ordinary income and will create a substantial profit for the period it is received. REIT organizations are required to distribute at least 90% of their net income to shareholders and it is our intention to follow those requirements.

This will clearly be in keeping with our strategic plan to create tax efficient liquidity events for our shareholders.

As for the principal amount of any final award, it is eligible for the same tax free exchange alternative we opted for in the case of the $26 million advance payment we already received from the State of New York.

There are several options with regard to these funds, but primarily, we would be looking for them to serve as the catalyst for a major liquidity event. However, it would be premature for me to comment further on the potential for such an event today and I will not do so.

Additionally, we were also awarded $1.5 million in fees and expenses by the Court of Claims, which the Appellate Division also reaffirmed in its decision.

I know there are probably some additional questions today about the potential of the appeal process and I suggest they can be best answered following the completion of my comments by our chief litigator from Robinson & Cole, Mr. Joseph Clasen.

As for our day to day real estate operations, we have previously mentioned in our regulatory filings that current economic trends have impacted all aspects of the real estate market and that we are certainly not immune to those pressures.

Just like ourselves, tenants in all of our facilities are faced with growing costs, shrinking margins, competition, and the need to consolidate or find other ways to reduce expenses and improve earnings. These developments have only served to make our business all the more challenging.

Despite these difficult circumstances, I can report to you today that we have been able to maintain our occupancy rates at, or better than, the year-end 2010 levels; currently, we are at 93% in the medical office buildings and 87%  here in the Flowerfield Industrial Park.

I might also add that the results of industry surveys for our market sectors indicate that we are at or above the average rental rates for like-kind facilities.

Let me take a few moments to give you some additional snapshot views of our operation.

Revenues for 2010 totaled just over $5.5 million and are forecasted to be slightly ahead of that for fiscal 2011; I can also report to you today that as of the quarter ending September 30th, we are on target to achieve those results.
General and administrative expenses for fiscal 2010 were reduced by $550,264, or 20% compared to the prior year.

More recently, as evidence of our continued focus on cost containment measures, general and administrative expenses for the first nine months of 2011 have been reduced by an additional $386,127, or 22%. That’s a total of $936,391 during the last year and nine months.

Staying with operating results for a moment, adjusted funds from operations, which in a REIT setting is referred to as AFFO and defined as net income or loss, adjusted for depreciation, amortization of capitalized leasing costs, and extraordinary expenses such as condemnation litigation expenses, have improved considerably over the past two years.

That is a significant development for our Company and reflects the impacts of the accomplishments I’ve just mentioned.

Specifically, adjusted funds from operations have improved from negative results of $585,000 in 2009 and $125,000 in 2010 to a forecasted positive result of $342,000 in 2011; that’s an annualized improvement of $927,000.

As of the quarter ending September 30, 2011, we are on target to accomplish the forecasted results for the full year and fiscal 2012 should show continued improvement.

Aside from what I have indicated in my annual report message to shareholders, there is not much in the way of news to report on either the situation with our limited partnership investment  in the Callery-Judge Grove or the status of our development plan for the remaining Flowerfield property.

I think it would suffice to say that we have adopted a prudent posture with regard to both of these issues; first in the fact that we did not participate in any of the recent capital calls at the Grove and, second… that we have taken a very disciplined position with regard to working towards attracting an experienced residential developer to participate in the ultimate design, acquisition, and build-out of the Flowerfield acreage.

As mentioned earlier, we will open the floor now to any questions you may have for management, the Board, or any of our professional representatives who are with us today. Please stand and identify yourself when you are recognized from the podium.

Forward-Looking Statement Safe Harbor
The statements made in this presentation that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, Gyrodyne’s case for just compensation for 245.5 acres condemned by the State of New York, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, and other risks detailed from time to time in Gyrodyne's SEC reports.

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